Exhibit 99.1

RESPONSE OF INTERBORO INSTITUTE TO THE DECEMBER 2, 2005 REPORT FROM THE NEW YORK STATE EDUCATION DEPARTMENT

Chronology

- October 7, 2005

"Admissions Requirement Review"

"Draft Report of a Compliance Review of Interboro Institute"

The State Education Department (the Department) communicated with Interboro Institute (Interboro) conveying two draft reports, one focused on admissions practices and another covering a broad range of institutional practices, incorporating findings from two team visits to Interboro conducted by the Department in the Spring and Summer of 2005. The report on admissions included the results of an investigation conducted by undercover operatives on behalf of the Department.

- November 3, 2005

"Response of Interboro Institute to Two Draft Reports from the New York State Education Department"

Interboro responded to the Department with an extensive report which included information on actions already taken or planned in response to the Department Draft Compliance Review of October 7, 2005. See Attachment 1.

- November 21, 2005

"Report of an Investigation," by the firm of Ritzert and Leyton

An independent investigation by a law firm experienced in regulatory compliance reported on the allegations in the October 7, 2005 Admissions Requirements Review. See Attachment 2.

- December 2, 2005

"State Education Department Analysis of Interboro Institute's Draft Report"

The Department issued a report to Interboro accepting some of Interboro's responses and raising questions about a number of remaining issues, and requested plans and responses within 30 days. The letter also indicated the Department 's position that Interboro needed to "downsize its operation" (reduce enrollments) until certain improvements were demonstrated.

- December 5, 2005

EVCI Executives meet with Department officials in Albany, New York

The CEO and President of EVCI Career Colleges Holding Corp and EVCI's General Counsel met in Albany with the Deputy Commissioner for Higher Education, the Assistant Commissioner and Coordinator. There was agreement that Interboro would submit its reply in draft form to be followed by a meeting with the Department to discuss the response.

- December 19, 2005

"Interboro's Draft Working Document to the New York State Education Department in Preparation of Interboro's Formal Response to the Department's December 2, 2005 Documents"

Interboro submitted a draft report outlining additional changes and commitments in response to the December 5, 2005 documents from the Department. See Attachment 3.

- December 23, 2005

Letter from the Deputy Commissioner to the CEO

The Deputy Commissioner acknowledged receipt of the report, commenting that Interboro's graduation statistics were not "indicators of success" and indicating a concern that there be a reduction in enrollment for the Spring 2006 semester.

- January 4, 2005

Letter from the CEO to the Deputy Commissioner

EVCI responded to the Department's letter of December 23, 2005 to clarify that the materials sent December 19 were in draft form pending discussions with the Department; and discussing at length the concept of "success" with respect to graduation rates.

- January 6, 2006

EVCI and Interboro executives met with the Department staff in Albany

The Assistant Commissioner conveyed the Department's determination that, in recognition of some conflicts in philosophy between the Department and Interboro, the Department would no longer direct detailed administrative changes but instead, would establish goals and, beyond continuing the requirement that testing be performed by an outside agency, allow the institution to find its own best way to achieve the goals. In that regard, Interboro would be considered in compliance based on the material in its December 19, 2005 draft report, subject to this final report. This final report makes modifications to the December 19, 2005 draft report pursuant to the enrollment caps and progress in implementing planned improvements.

A 65% persistence rate goal (defined as the percent of a cohort returning for a second semester) was set for the freshman classes entering in Spring and Summer of 2006 (the Spring class to be judged by students returning in either the summer or fall). A cap was established on enrollment of new freshman students at 850 for each of the Spring and Summer 2006 semesters. A cap of 1000 students was set for each of the Fall 2006 and Spring 2007 semesters, although it was indicated this cap could be reconsidered depending on progress in the Spring and Summer 2006 semesters. Mr. Frey indicated that Department staff would be visiting Interboro to note implementation of new activities and student success.

- January 11, 2006

Letter from the Deputy Commissioner to the CEO

The Department's expectations for Interboro Institute were set forth in a letter from the Deputy Commissioner. She requested a final report from Interboro by February 6, 2006, and set the dates for submittal of the revised Comprehensive Institutional Effectiveness Plan by March 1, 2006, and the mid-point self-study report to the Regents in connection with Interboro's accreditation by April 6, 2006.

Overview – Admissions Irregularities

The New York State Education Department's December 2, 2005 documents discuss admissions irregularities at Interboro Institute. Upon receipt of the Department's draft report, the Audit Committee of the Board of Directors of EVCI Career Colleges Holding Corp. (EVCI) hired the independent law firm of Ritzert & Leyton, which conducted an extensive investigation into the admissions irregularities set forth in the New York State Education Department's Draft Report dated October 6, 2005. We note that the Department remains concerned about the severity of its findings in the undercover investigation. We certainly share this concern. Notwithstanding this concern, we believe that the investigation conducted by Ritzert & Leyton, without direction or interference from management, was extensive and handled in accordance with the literature and practices relating to the conduct of internal investigations. Additionally, Latham & Watkins, a national law firm and counsel to EVCI's auditors, reviewed the scope and procedures used in the investigation, and EVCI's auditors accepted the findings.

In an effort to prevent any misconduct in the future with respect to altering answers on tests to produce a passing grade, or the improper administration of the ability to benefit examination, Interboro has contracted with an independent testing agency and will continue to outsource its ability to benefit and placement test services. Furthermore, we are conducting extensive compliance training and plan to test our employees on compliance competencies to ensure that our employees understand all the appropriate laws, rules, regulations, and policies governing Interboro Institute.

EVCI has recently appointed a new Assistant Vice President of Operations and Compliance who reports to the Vice President of Operations at EVCI along with reporting lines to EVCI's Chief Executive Officer and President, General Counsel, Chief Financial Officer, Vice President of Education and Government Relations, and the Audit Committee of the Board of Directors of EVCI.

EVCI is also creating an Internal Affairs Department which will utilize undercover student operatives to monitor compliance with laws, rules, regulations and policies at all of our colleges.

The Department's December 2, 2005 document comments on Interboro's apparent surprise of the findings of the October 7, 2005 draft review report. We reaffirm our position in Interboro's response to the draft report submitted November 7, 2005.

Interboro's aggressive enrollment growth and graduation rates have been criticized by the Department. We note that the Department's December 2, 2005 document states that there is insufficient evidence that Interboro Institute's efforts enable students it admits to successfully achieve their higher education goals, and references Interboro's graduation rates for black and Hispanic students. We have previously informed the Department that incorrect figures were submitted to the Department in a report in March 2005.

The correct three-year figures for the two groups are respectively 18.6% and 9.4%. Below are complete graduation figures for the Fall 2001 cohort for three and four years. The four-year graduation rate for the cohort is 20.4%. The college has submitted the corrected form to the Department. The corrected figures (below) are consonant with information previously reported to the Department and accurately reflected in the October 7, 2005 Department draft report.

Ethnic Group	Initial	yr 2	yr 3	yr 4	grad rate
Black	328	31	30	7	20.7
Asian	43	7	4	2	30.2
Hispanic	191	11	7	8	13.6
White	47	14	5		40.4
Other	52	3	3	3	17.3
Total	661	66	49	20	20.4

The reported statewide three-year graduation rates for the 2001 entering cohort in associate degree programs were 15.4% for black students and 15.7% for Hispanic students. The correct graduation rates are better than those cited by the Department for minority students statewide, and significantly better than the graduation rates in most New York City community colleges.

In an effort to further improve graduation rates, Interboro agreed to most of the recommendations in the Department's October 7, 2005 draft document. EVCI and Interboro's management are committed to working in good faith with the Department. Interboro plans to make additional constructive changes including improved screening of new student applicants, while maintaining its fiscal viability going forward.

The format for the rest of the report, below, is as follows:

- Commissioner's Regulations in italics
- Department comments, findings, recommendations also in italics
- Institutional responses, actions and plans which respond to the findings and concerns in standard format
- Restated Department language in bold face.

ADMISSIONS
Regulations of the Commissioner of Education

§52.2(d) Admissions. (1) The admission of students shall be determined through an orderly process using published criteria which shall be uniformly applied. Among other considerations, the admissions process shall encourage the increased participation in collegiate programs at all levels of persons from groups historically under-represented in such programs.

(2) Admissions shall take into account the capacity of the student to undertake a course of study and the capacity of the institution to provide the instructional and other support the student needs to complete the program.

§52.2(f) The institution shall assure:

(2) that whenever and wherever the institution offers courses as part of a registered curriculum it shall provide adequate academic support services.

Concerns to Be Addressed (from the October 7, 2005 Document from the Department):

In a comprehensive institutional effectiveness plan, due February 1, 2006, Interboro must include and show evidence of implementing, a program to assess and determine more effectively an applicant's ability to undertake successfully and persist in a course of study, given the available academic and other support services. This program must include consideration of the following actions, and others that have been demonstrated to contribute to substantially "better than expected" rates of student persistence and academic success.

(1) *Raising of minimum performance standards in admissions and placement tests.*
(2) *Enhancement of professional assessment, beyond passing the ability-to-benefit test minimums, of each applicant's likelihood of persistence in study, including assessments of the applicant's support systems and resources, motivation, clarity in long-term goals, and other attributes of persistence and success included in the Institute's College Skills course and in professional literature on attributes of persisting and successful disadvantaged students.*
(3) *Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment, consistent with demonstrated effective practices.*
(4) *Use of student persistence and academic attainment following admissions as an admissions staff performance measure.*
(5) *Replacement of the CPAt, which was designed for student seeking short-term programs of study in occupational specializations and which does not rise to a college level of reading, with a Federally approved ability-to-benefit test that is appropriate to assess college-level skills.*

(6) *Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process.*
(7) *Elimination of late enrollment of any applicants determined to need remedial or other special institutional support.*
(8) *Curtailment of the late enrollment window for all students to one week.*
(9) *Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs.*
(10) *Implementation of pre-enrollment college preparation and skills development programs equivalent to those of effective educational opportunity programs.*
(11) *Establishment of regular class attendance as a condition for continued enrollment and financial aid, apart from performance on assignments and tests.*
(12) *Implementation of more than one level of remedial/developmental work.*

Concerns #1, # 2 and #3 above have been consolidated as an interrelated response.

(1) Raising minimum performance standards in admissions and placement tests;
(2) Enhancement of professional assessment, beyond passing the ability-to-benefit test minimums, of each applicant's likelihood of persistence in study, including assessments of the applicant's support systems and resources, motivation, clarity in long-term goals, and other attributes of persistence and success included in the Institute's College Skills course and in professional literature on attributes of persisting and successful disadvantaged students;
(3)Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment, consistent with demonstrated effective practices.

The discussion set forth below on characteristics of successful non-traditional college students, and Interboro's commitment to utilize research findings in better screening of applicants, reflects our philosophy that it is not the ability-to-benefit test which needs replacement. The college believes that the CPAt with our new pass points, combined with the revised admissions processes, will result in admitting students with a measurably higher persistence rate.

Attached to the December 19 draft is a description of the assessment document now being field tested at the college for use by admissions counselors at the first level of screening. The admissions counselor is provided with an array of specific questions to form an initial judgment about the non-cognitive aspects of the applicant: living conditions and family support, financial support, level of motivation, educational achievements, along with a scoring guide which helps to determine which of the following categories best fits the applicant: (1) reject, (2) move to next stage of admissions, and (3) hold for second interview. The categories cover practical considerations which we have learned from experience can help or hinder the student in achieving academic success along with psycho-social characteristics linked to success, based on the literature (see discussion below). Skill in balancing and assessing these variables (for instance, a potential student with few economic resources might exhibit

such strong motivation and goal-centeredness as to offset this hindrance) can be learned through experience and training. At the recommendation of the Department, a 20-hour training program for all admissions counselors, including videotaped simulations and individual feedback, concluded December 23, 2005.

The second interview process is being conducted by new staff with training and skills in human development, with graduate degrees typically in social work or counseling. They report not to Admissions, but to the Vice President for Student Affairs. The purpose of the second interview is to provide a proper setting and sufficient time for ascertaining the likelihood of success for candidates who were not easily categorized in their interview with the admission counselor. Second interviews began with some candidates for the Spring 2006 Freshman class. The results will be analyzed, modifications made as appropriate, and the system fully implemented starting with the Summer 2006 freshman class.

Abandoning the CPAt for an ATB test which might be harder to pass, but did no better at predicting success, would only serve to screen out some of the students with motivation and other personal characteristics we are looking for, who would actually increase persistence and graduation rates. Interboro plans to continue to use the CPAt going forward.

In its response to the Department draft report, Interboro submitted research examining correlations between CPAt scores and student outcomes. There is no demonstrable correlation between raising scores moderately in two sections of the test and student achievement. However, there is a correlation with the Reading section, and for that reason Interboro raised the cutoff score for that portion by two points beginning with the Spring 2006 semester. The college believes there will be a demonstrable and positive change in student outcomes, but it is difficult to measure this one variable alone.

Of course, the increase in the reading pass point is not an isolated action; it is one of many variables being changed at the same time, including, more screening of applicants at the admissions level enhanced services, increased full time faculty, enriched library collections, facilities improvements, and curriculum change once the student is admitted. It is these steps taken in totality, rather than just a change in the CPAt or any other ability to benefit test, which we believe will influence persistence and graduation.

The CPAt only measures one aspect of the student, specifically the ability to perform certain cognitively based functions in a limited period. The Department has pointed out in its reports to Interboro that the likelihood of a student's persistence in college studies depends on a combination of "the attributes of persistence and success" among disadvantaged students, as found in the professional literature. These include support systems and resources, motivation, and clarity of long-term goals. There is a rich literature exploring the relationship of non-cognitive variables to college persistence and success among non-traditional students. William Sedlacek in particular, in numerous articles and studies over the last thirty years has developed a taxonomy of variables which have been demonstrated to correlate to higher education success, as measured both

by persistence and graduation (see for instance "Black Students on White Campuses: 20 Years of Research," Journal of College Student Development, Vol 40 No 5, 1999).

The Sedlacek's work rests on a theoretical foundation established by Sternberg's work on intelligence. Sedlacek comments on Sternberg's work as follows:

"He suggests that there are three kinds of intelligence. Componential intelligence is the ability to interpret information in a hierarchical and taxonomic fashion in a well-defined and unchanging context. People who do well on standardized tests such as the Scholastic Assessment Tests (SAT) or the Graduate Record Examination (GRE) have this type of intelligence. Experiential intelligence involves the ability to interpret information in changing contexts; to be creative. Standardized tests do not measure this type of intelligence, according to Sternberg. Sternberg calls his third type of intelligence contextual; it has to do with the ability to adapt to a changing environment; the ability to handle and negotiate the system.

"If Sternberg's types of intelligence are applied to what is typically done in college admissions, there is a heavy concentration on componential intelligence. Applicants who do not have traditional … experiences in the society are less likely to show their abilities through componential intelligence. These students will be called nontraditional here and include various racial-cultural groups… and older students ("An Alternative to Standardized Tests in Postsecondary Admissions," Sedlacek, 2005, the Counseling Center, University of Maryland).

With other researchers, Sedlacek's findings are encapsulated in the eight items in the questionnaire known as the Noncognitive Questionnaire (NCQ), as developed and verified over the years by Sedlacek and others and now a nationally recognized instrument.

The eight noncognitive dimensions on the NCQ are:

1 Positive self-concept or confidence. Possesses strong self-feeling, strength of character, determination, independence.
2. Realistic self-appraisal. Recognizes and accepts any deficiencies and works hard at self-development. Recognizes need to broaden his or her individuality; especially important in academic areas.
3. Understands and deals with racism. Is realistic based on personal experience of racism. Able to handle racist system. Asserts school role to fight racism.
4. Demonstrated community service. Is involved in his or her cultural community.
5. Prefers long-range goals to short-term or immediate needs. Able to respond to deferred gratification.
6. Availability of strong support person. Individual has someone to whom to turn in crises.
7. Successful leadership experience. Has experience in any area pertinent to his or her background (e.g., gang leader, sports, noneducational groups).

8. Knowledge acquired in a field. Has unusual or culturally related ways of obtaining information and demonstrating knowledge. The field itself may be nontraditional.

Other researchers have independently explored how personal attributes function as predictors of college success. Recently, T. Spitzer tested grade point average (GPA) results as correlated with five "personal dimensions: (academic self-sufficiency [eg. confidence to succeed in academic tasks, more than actual ability], global self-worth, social acceptance, career decisionmaking self-efficacy and social support), and two "learning dimensions" (intrinsic motivation and self-regulation). The strongest correlations with the GPA were found for academic self-efficacy, self-regulation and social support. ("Predictors of College Success," T. Spitzer, NASPA Journal, Vol 38, no. 1, Fall 2000).

The research also makes a valuable contribution by testing several commercially available instruments measuring non-cognitive aspects of non-traditional learners: the Self-Perception Profile for College Students; the CDMSE (short form); the Social Provisions Scale; and the Measures of Learning Dimensions Questionnaire. Each had utility in this study.

With the exception of item 3 on the NCQ, which may be more relevant for predominantly white institutions, the screening questions and scores Interboro is in the process of developing and refining are very much in line with these characteristics.

With respect to placement tests, the Department did not set forth in specificity in materials provided to the college judgments of the ineffectiveness of our placement tests in writing and mathematics. After significant conversations with our faculty, we find them to be carefully constructed, having been modified numerous times based on evidence, and coordinated with the rubrics for learning of the courses into which they place students. One of them, the Nelson-Denny, is widely used in American colleges for this purpose. Nevertheless, the college will consult with expert advisors to study this issue and to make recommendations about possible modifications in the placement tests, including the use of additional commercial instruments developed for this purpose. The study will be conducted in the spring of 2006.

(4) Use of student persistence and academic attainment following admissions as an admissions staff performance measure.

Student persistence and academic attainment will be part of the renegotiated union contract as an admissions staff performance measure. The current union contract language which included expectations for admissions associates in terms of enrollments has been removed.

(5) Replacement of the CPAt

As agreed by the Department in the January 6, 2006 meeting, Interboro can determine the appropriate ability to benefit test for its new student applicants.

(6) Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process.

The incorporation of a more rigorous applicant self-assessment is part of the new admissions procedure (Appendix A of November 19 Report).

(7) and (8) Elimination of late enrollment of any applicants determined to need remedial or other special institutional support. Curtailment of the late enrollment window for all students to one week.

Interboro has limited late enrollment to a maximum of one week effective with the Spring 2006 semester. Any new student, whether remedial or not, who enrolls in the one week late period will be identified to the freshman academic advisors, who will work closely with these students to make sure they are keeping up with their class work and assignments.

Most freshmen are programmed in blocks, so that they can form support groups and affiliations which the research clearly shows helps to improve retention. Logistics permitting, students registering during the first week will be programmed into special blocks so that they are all starting at about the same time and instructors can provide the work they need to get through the curriculum successfully.

Only the President of the college can make exceptions, limited to continuing students, during the beginning part of the second week of classes.

(9) Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs.

Interboro has adopted many of the practices associated with the opportunity programs. The college has committed to significant expenditures to further improve advising and tutoring. The academic advising staff has been increased in its relationship to the number of students served for the past several years. For Spring 2006 the ratio will be approximately 230:1, a significant improvement over the 450:1 ratio of two years ago and 350:1 of last year.

To provide the students with more support in non-academic areas of their lives, the college has enhanced its commitment to provide more support for advising and tutoring. New counseling centers are in operation for the Spring 2006 semester. They are staffed by trained professionals, to help students encountering such problems as depression, child-rearing issues, and welfare system challenges along with housing and health issues. Interboro is committed to assessing these program components periodically to determine whether additional resources may be necessary to support our students.

(10) Implementation of pre-enrollment college preparation and skills development programs equivalent to those of effective educational opportunity programs.

Interboro piloted such a program on a limited basis for incoming students for the Spring 2006 semester, with classes in English, mathematics, study skills and preparation for college which ran for four weekends prior to the start of classes. This pilot program is now being evaluated in terms of student and faculty feedback, logistics and curriculum. Once the analysis is complete, a decision will be made on whether the experience should be repeated on a broader scale, and, if so, what modifications should be adopted. These classes would be offered four to six weeks prior to the start of the Summer 2006 term.

(11) Establishment of regular class attendance as a condition for continued enrollment and financial aid, apart from performance on assignments and tests.

With respect to attendance, Interboro students generally miss classes for reasons they cannot control, frequently linked to child or job responsibilities. The college provides such students the opportunity to make up the missing work in several ways. The Academic Resource Centers have course outlines for all the courses. Using these materials tutors can work with students to make up for classes they may have missed.

Instructors are expected to meet individually or in small groups with students who may have missed a class, or who might be having trouble with an aspect of the course material, to provide individualized instruction. Many instructors provide their students with their email addresses, and through this method of communication, faculty are able to help students make up missing course work or homework outside of class.

There is a policy in place for makeup classes when for any reason a faculty member misses a class. It is the responsibility of the faculty member to make sure the students receive the same instruction they would have should the class have taken place. The faculty member must either (1) find a qualified substitute to teach the class, using materials provided by the faculty of record (and to compensate such substitute if compensation is involved) or (2) to provide the students another method of learning the material, either through a makeup class, extended minutes before and/or after a series of subsequent classes, individual or small group sessions with students, or distance learning methods. The affected faculty member must file an acceptable plan of action for how the class will learn the material to be covered with the appropriate Chair for every missed class.

Nevertheless, the college puts forth an all-out effort to help students understand the importance of regular class attendance (also see faculty responsibilities on pages 27-28). Students absent from class, even once, are contacted by at least one college staff member or a faculty member. If there is a pattern of absences, letters and calls escalate to the student. The faculty have considered two basic approaches to supplement these intensive efforts: (1) either making continued enrollment in a class contingent on regular attendance; or (2) tying final grades to certain attendance requirements. Since the faculty use a rubric-based approach to grading, with grades reflecting achievement of specific,

measurable outputs, the latter approach is not seen as suitable. Instead, a new policy has been implemented for the Spring 2006 semester where students with poor attendance in a class receive a written warning, and are removed from the class if the attendance problem persists.

(12) Implementation of more than one level of remedial/developmental work.

There is already a two-semester sequence in developmental mathematics at Interboro.

Regarding a second level of English, the Humanities Department, which includes English, is engaged in constant dialogue about best practices in the developmental classroom. The Humanities Department feels strongly that by employing best practices, most students can achieve competency in fifteen weeks and begin college level work. The Department offers two tracks of remediation in English. Writing is separated out from reading. Therefore, if needed (as determined by placement exams), students receive six hours of developmental instruction in English each week. The student who does not achieve exit competencies in these courses may take the course again with no penalty.

The Humanities Department has created materials specifically for instructors to use in developmental reading and writing classes. A faculty member, who has expertise in teaching developmental students and who has taught developmental students at the college for 18 years, has recently written a textbook tailored to Interboro's population. Through working with the college's student body, the author was able to target the greatest stumbling blocks student writers face. The text she created, *Write O!*, is currently used in EN098, the developmental writing class.

There is consensus in the literature that time on task is key in the developmental learning process. Regarding the language arts, Interboro feels the splitting of remedial English into two parts, one for writing and one for reading, each as a full course, provides the intense exposure accomplished in another way at some colleges by having two levels of English which cover both areas.

In addition, the faculty is revisiting this issue, drawing on the advice of peers from other colleges which serve similar populations. One possible model would be to add a second level of depth to the remedial English sequences, depending on placement results. If our experience with mathematics is a guide, with effective teaching, some students in those courses might acquire sufficient skills to test directly into credit level English while others would proceed through the sequence. We are however concerned with what we perceive to be a drawback to this approach. -- it allows no room for failure. If a student failed more than once in the English sequence – which in this version would involve two levels of remediation and three sequential courses (including Humanities) at the credit level – the student would end up in a seventh semester with limited prospects of funding the balance of the student's educational experience. The Institutional Effectiveness Plan will further address this concern.

Additional Admissions Concerns Raised by the Department

Interboro reported to the Higher Education Data System that, in 2004, 11.9 percent of the students it admitted three years earlier had earned associated degrees.

These figures are for the cohort of Fall 2000. EVCI Career Colleges Holding Corp. acquired Interboro in early 2000 and had to work first to save a failing institution, restore faculty, staff and student morale, rebuild the infrastructure, and repair relationships with vendors and regulators. Interboro had just begun to modify its support systems when the Fall 2000 students were admitted. The first class to benefit in a significant way from the changes implemented by our management enrolled in Fall 2001.

Extreme actions State Education Department operatives found admission associates taking to secure enrollments.

There are no statements that we are aware of in any of the Education Department reports with respect to the issue of "extreme actions" taken specifically by any Admissions Department employees. Those findings of the activities in which the undercover operatives employed by the Department participated, which were made available to the independent investigators, only identified examples of improprieties by a few testing and financial aid staff.

The independent investigation commissioned by the Audit Committee of the Board of Directors of EVCI cost approximately $350,000 and included 115 separate interviews and extensive document review and analysis. The investigation found no evidence of wrongdoing beyond that of a few individuals in testing and financial aid. Those staff are no longer employed at the college. Among the conclusions of that report, which has been provided to the Department, is the following: "…we found no evidence to suggest that any of the allegations in the Report were caused by the admissions department, including any pressure to make goals…in the union agreement." Furthermore, no pressure to depart from proper procedures was found from any administrator or officer of the college or of EVCI Career Colleges Holding Corp.

TestQuest as a suitable testing organization

Our analysis of this organization found it to be well suited for the task at hand and experienced in test administration. Its familiarity with testing protocols and adherence to all applicable rules, as well as its strong association with numerous public agencies, including the New York State Education Department, along with significant experience with minority and disadvantaged populations up to the young adult level, all attest to its suitability.

By agreement with the Department, TestQuest administered the tests for applicants for the Spring 2006 semester. Interboro plans to continue to outsource its testing to TestQuest going forward. TestQuest will provide any material requested by the Department.

Interboro to provide minutes of Admissions Committee meetings

The Admissions Committee did not keep formal minutes before December 2005. The Admissions Committee is now keeping formal minutes (see Attachment 4).

Interboro..identify the consultants selected…in revising the admissions standards.

Interboro has provided (Attachment B of November 19 report) the curricula vitae of Dr's Edward Speyer and Norman Puffett, both highly qualified by training and experience for this role. Dr. Speyer holds a doctorate in Educational Administration. In addition to being the president of a management consulting firm, he has 18 years' experience in higher education administration. During most of that time he was Director of Admissions, at four different proprietary schools or chains of schools, offering programs at the associate, baccalaureate and graduate levels.

Dr. Puffett holds a doctorate in Higher Education from Teachers College Columbia and has 26 years of administrative experience in higher education. He has held positions at comprehensive public research institutions, community colleges, proprietary colleges, and four-year liberal arts colleges. He has served as a Dean of Admissions and Enrollment Planning and a Vice President of Enrollment Management.

Interboro does not appear to be a member of…AACRAO

Interboro has rejoined the New York-New Jersey chapter of the organization. Institutional policy is to hold memberships in all relevant organizations including NYSFAAA, NACUBO, and ACE to keep staff current on developments in their field.

Interboro needs to invest a larger portion of its resources in supporting the student population.

Approximately one million new dollars have already been committed for the 2006 fiscal and calendar years for changes already agreed to in our November 7 response to the Department. Additional costs will be required as a result of new initiatives discussed here. These amounts taken together, coupled with reductions in planned enrollments at least through the spring term, will be reflected in a markedly higher per-student expenditure directly related to student support.

Interboro has already allocated a larger portion of its resources to support students. From October 2003 to date, our student/academic advisor ratios have decreased from 350 students per advisor to approximately 230 students. The ratio for financial aid counselors has improved from 280 to one to approximately 230 to one. Placement staff ratios were 1800 to one. They are now 840 to one. The tutoring staff has increased approximately 50%.

The Department directs Interboro to provide better academic support and remediation..and to submit its revised plan

In its response to the draft reports, Interboro described numerous initiatives which speak directly to this issue. Taken together we believe they are a sound, comprehensive plan which will achieve the desired effect. They include, but are not limited to, the Weekend Academy for students prior to matriculation; increasing the staff of academic advisors; creating whole new counseling centers staffed by trained professionals; increasing the number of full-time faculty and reducing the maximum numbers of overloads and preparations; and increasing library collections and off-site student access to electronic data bases. This represents a considerable new commitment in time and financial resources to these efforts.

The college is prepared to consider increasing the number of academic advisors beyond the commitment we have already made, after analyzing progress towards further improving persistence and graduation rates

In terms of efforts which have been underway for some time, the college has allocated significant funds to providing support services to developmental students. For instance, the Academic Resource Centers offer extensive support for the developmental English courses as follows:

- tutoring focused on developmental English coursework in small group and one-on-one (six days a week and four evenings)
- sample practice exams similar to those used in the developmental courses to measure learning and to determine what tutored students have learned and to determine what they have yet to master
- tutoring by tutors with backgrounds in ESL and additional writing exercises geared for the learner whose first language is not English
- grammar worksheets and math worksheets the student can work on at home and return to the ARC for review with a tutor
- online grammar and math tutorial software
- in 2005, the ARC offered a free writing reference book called *The Little Red Writing Book* written by the Director of the Academic Resource Center containing grammar/punctuation rules for writing
- the ARC is providing coursework in study skills

The Academic Resource Center Tutoring Program is in the process of being certified as a professional tutoring program through which the tutorial staff can be certified individually as professional tutors. The ARC staff is currently fulfilling the last course requirements of the College of Learning and Reading Association's (CLRA) Program Certification, Advanced Level 3, which certify the program as a whole and will allow the ARC Director to award individual certification certificates from CLRA to program graduates. This is the first step toward certification by the National Association of Developmental Education, the leader in establishing best practices in developmental education. Certification by CLRA is projected to be awarded by July 2006.

A new position, Developmental Specialist, was created to support developmental students. The primary function of a Developmental Specialist is to assist faculty in strengthening concepts presented in developmental courses. The Developmental Specialist is also expected to recruit students to be coached in basic skills through advertising on campus, calling students, and sending letters. Developmental Specialists help with the grading and proctoring of developmental exams, and also teach the intersession tutorial. There are Developmental Specialists at all Interboro locations where there are developmental students.

An intersession tutorial is held during the break between semesters. Any student who was not successful in placing out of a developmental writing or reading course is invited to attend this free intensive tutorial. Students receive at least one week of allday review and are given the opportunity to place out of the class. The majority of students who have taken advantage of this opportunity in the past three semesters have demonstrated competency on the exit examination and moved to the next academic level.

The Mathematics Department at Interboro Institute offers two levels of Developmental Math; Math 098 (Developmental Math I) and Math 099 (Developmental Math II). The math faculty went through a series of training sessions in order to assist them in the implementation of a new approach to teaching Developmental Math. The Department has also hired Developmental Specialists, who assist the faculty in this new approach. Developmental Specialists are assigned to faculty members and assist them during class time. They also identify students who need extra help and set up sessions for them after class. ARC tutors are also available to the students for extra help.

The textbook used for these two courses was developed by three members of the Interboro Math Department. This book has many problem sets, including their solutions. There is also a very helpful chapter on math anxiety. After using this new approach, the results indicated that students are better equipped to do credit math courses. Preliminary results also indicated that students believe that they can be successful in math, and are also more motivated to do the work.

In general, Interboro agrees with Vincent Tinto, the leading authority on student outcomes:

> "…the root of institutional success…resides in the work of the faculty and in the institution's capacity to construct educational communities that actively engage students in learning. It lies not in the retention of students but in their education. Successful education, not retention, is the secret of successful retention programs.
> "The ability of an institution to retain students lies less in the formal programs they devise than in the underlying commitment toward students which direct their activities.
> "But it is a commitment that takes nurturing, one that is built upon incentives, rewards, and the investment of resources in the education of students. At the same time, it is a commitment on the part of all members of the institution, faculty,

staff, and administrative, not just those few appointed staff whose job it is to focus on retention. Though the work of such dedicated staff is important, it alone is not sufficient to ensure the success of institutional retention efforts. In the long run, institutional success requires the collaborative effort of all members of the institution, faculty, staff, and administrators alike.

"…successful institutions assess student skills, mandate placement in appropriate course settings, provide student development assistance, monitor student performance, and provide early, direct, and frequent feedback to students and staff, especially during the formative first year of college. Equally important, they concern themselves with the nature of the learning settings in which students find themselves and the skills faculty possess to educate the students they encounter in those settings. Lest we forget, the faculty in our colleges and universities are the only faculty from kindergarten through college who are not trained to teach their students.

"Effective programs reach out to make contact with students in order to establish personal bonds among students and between students, faculty, and staff members of the institution. In this manner effective retention programs not only provide continuing assistance to students, they also act to ensure the integration of all individuals as equal and competent members of the academic and social communities of the college.

"For all students, but certainly for those who are first-generation college students or who need developmental assistance, effective programs also understand that support for learning must come from many quarters, not only from the faculty who are the guardians of the classroom. It is for this reason that effective programs stress the importance of frequent and rewarding contact between faculty, staff, and students in a variety of settings both inside and outside the formal confines of the classrooms and laboratories of institutional life.

…institutions must recognize that frontloading of effort is the wisest course of action. The earlier one addresses the problem of student departure, the greater the likely returns to retention efforts. This is the case not only because the greatest proportion of leaving occurs in the first year, but also because over half of all student leavings have their roots in the first-year college experience. Efforts to reshape the freshman year experience invariably have the largest return in both retention and student learning.

"…institutions must understand that there is no one retention program in which they should invest, no one type of program which provides the 'cure' for student retention. Rather than reflect any one type of effort, successful institution retention programs are the result of the coordination across the campus of a variety of different types of programs, academic and social, that seek, in differing ways, to integrate and support students and promote their becoming effective learners while in college.

"…student learning should not be left to chance. Institutions must invest in forms of intrusive monitoring and assessment of student academic progress that enable them to intervene early, rather than later, in the student career. They must be able to ascertain from the outset of the first semester whether additional assistance is required. And they must be able to ascertain, within the classroom, when students

> are in further need of assistance. Most typically, this means that assessment must be carried out within classrooms by the faculty who teach first-year students and be structured so as to provide feedback to students on a continuing basis early in the first year." (V Tinto, "Student Success and the Construction of Inclusive Educational Communities," American Association of State Colleges and Universities, 2005).

As well as it can, Interboro tries to follow best practices, as particularly set out by Tinto, in its many efforts to assure success for its students. The Comprehensive Effectiveness Plan will provide an overview of all such activities with measurement benchmarks

Developmental training sessions for instructors have been created and dedicated solely to remedial reading and writing. These ongoing mandatory faculty training sessions are for ARC staff and developmental instructors. At the start of each semester, faculty attends training sessions which focus on developmental education and the implementation of effective pedagogy. Faculty is involved in providing information to the administration to track the success rate of developmental students. Any student who is not succeeding in a developmental class is referred to the ARC or a developmental specialist.

The Department urges Interboro to review [*initiatives to improve retention in the Statewide Plan*] and to adopt…all that are appropriate.

The Comprehensive Institutional Effectiveness Plan will review and discuss, following the Department's suggestion, initiatives the Regents have recommended, in their Statewide Plan for Higher Education, to help institutions improve graduation rates. The Statewide Plan lists a series of techniques used "to close performance gaps." Many of these ideas are already incorporated in ongoing or planned initiatives at Interboro (eg, college-wide Retention Committee, new faculty orientation, monitoring student attendance and students in difficulty, small class sizes). All are worthy of consideration. Our Effectiveness Plan will include our analysis of these items and their suitability for the Interboro environment.

FACULTY

Regulations of the Commissioner of Education

52.2(b) Faculty. (1) All members of the faculty shall have demonstrated by training, earned degrees, scholarship, experience, and by classroom performance or other evidence of teaching potential, their competence to offer the courses and discharge the other academic responsibilities which are assigned to them.

(2) To foster and maintain continuity and stability in academic programs and policies, there shall be in the institution a sufficient number of faculty members who serve full-time at the institution

(3) For each curriculum the institution shall designate a body of faculty who, with the

academic officers of the institution, shall be responsible for setting curricular objectives, for determining the means by which achievement of objectives is measured, for evaluating the achievement of curricular objectives and for providing academic advice to students. The faculty shall be sufficient in number to assure breadth and depth of instruction and the proper discharge of all other faculty responsibilities. The ratio of faculty to students in each course shall be sufficient to assure effective instruction.

(4) At least one faculty member teaching in each curriculum culminating in a bachelor's degree shall hold an earned doctorate in an appropriate field, unless the commissioner determines that the curriculum is in a field of study in which other standards are appropriate.

(5) All faculty members who teach within a curriculum leading to a graduate degree shall possess earned doctorates or other terminal degrees in the field in which they are teaching or shall have demonstrated, in other widely recognized ways, their special competence in the field in which they direct graduate students.

(6) The teaching and research of each faculty member, in accordance with faculty member's responsibilities, shall be evaluated periodically by the institution. The teaching of each inexperienced faculty member shall receive special supervision during the initial period of appointment.

(7) Each member of the faculty shall be allowed adequate time, in accordance with the faculty member's responsibilities, to broaden professional knowledge, prepare course materials, advise students, direct independent study and research, supervise teaching, participate in institutional governance and carry out other academic responsibilities, appropriate to his or her position, in addition to performing assigned teaching and administrative duties.

Concerns Expressed in the Department's October 7 Document

Interboro must include, and show evidence of implementing, in its comprehensive institutional effectiveness plan, due February 1, 2006, a plan and timetable to strengthen the following requirements stated in Commissioner's Regulations under faculty: sufficient full-time faculty to foster and maintain continuity and stability in academic programs and services; provision of time, opportunity and expectation of educational engagement and interventions with students, including advising and mentoring, conduct of quality assurance and other academic governance responsibilities, and engagement in professional development in their fields and as teachers. Measures should include, but not be restricted to:

- *Assurance that a core of full-time faculty exists for each registered program.*
- *An increased number and percent of full-time faculty.*
- *At least annual and preferably multi-year contracts for full-time faculty.*
- *Adjustment of teaching schedules and contacts to provide time and opportunity for the full-time faculty to carry out the full range of their responsibilities, including*

closer adherence to a maximum 18 credit/term teaching load for full-time faculty, (and less for chairs and lead faculty), and provision of approprtate compensation for the conduct of other assigned faculty responsibilities.

Interboro's Response to the Department's Concerns

Interboro recognizes the value of including in its Comprehensive Institutional Effectiveness Plan, as requested, provision for further improvement of quality assurances in instruction, assurances that the Institute adheres to its own guidelines for field specific training and expertise in teaching assignments, and assurances that teaching loads are "conducive to strong student attainment and consistent with the range of responsibility of faculty." In advance of that Plan, now due March 1, 2006, Interboro would like to share the following specific responses.

A curriculum vitae was requested for a particular faculty member teaching in biology, sociology and psychology. It is attached as Appendix 5.

Will the steps proposed in the response [*regarding assessment of teaching effectiveness*] be incorporated in the ..Effectiveness Plan?

They will be described and documented in the Comprehensive Effectiveness Plan due March 1, 2006.

Will the Assistant VP's for Academic Affairs [*merely make sure files are complete or review evaluations and take appropriate action*]?

An aggressive evaluation system with timetables and sanctions will be incorporated in the faculty union contract now being negotiated. Once language is finalized, it will be shared with the Department. In the interim, a plan is being put in place to record, score and analyze evaluations, with individual faculty conferences to take place as needed.

What is Interboro planning to do with each of these areas [*question of sufficient full-time faculty in five departments*]?

With the Department's suggestions for staffing each department and lowering instructors' teaching loads in mind, the college has increased the number of full-time faculty for the spring 2006 term. The priority for distribution took into account recommendations received in Department reports.

Approximately 62% of all sections are taught by full-time faculty in the Spring 2006 semester. Below is a breakdown of the change in percentage of courses taught by full-time instructors.*

	Spring 2005	Spring 2006
Department	% of sections taught by FT	% of sections taught by FT
Business Administration	49%	64%
Computer Technologies	55%	63%
Humanities	52%	63%
Mathematics	53%	63%
Office Technologies	54%	42%
OPT	65%	68%
Paralegal Studies	57%	56%
Security Management	46%	62%
Social and Natural Sciences	59%	67%
Overall	54%	60%

*The Paralegal Studies and Business Administration programs rely on the expertise of practicing professionals for a number of their courses. Office Technologies unexpectedly lost several full-time faculty between the fall and spring semesters and new full-time hires will be sought for the Summer and beyond.

The Department requires Interboro to include in its [*Effectiveness*] plan evidence of implementation of these steps [*increasing the number of full-time faculty*] and evidence of their effect on the ability of full-time faculty to carry out..responsibilities

The Institutional Effectiveness Plan will address these concerns including, but not limited to, surveys of faculty and meeting minutes.

The Department directs Interboro to include such contracts [*annual and preferably multi-year*] in the [*Effectiveness*] plan.

As soon as the union negotiations are complete, Interboro will provide the relevant language. In the interim, Interboro is providing each full-time faculty member with a contract similar to that attached to this document (Attachment X).

The Department directs Interboro to actively seek ways to limit the teaching load to 15 credits…

When Interboro changed ownership in 2000, the standard faculty load was 21 hours per semester. Within the first year, partly as a result of conversations with Department staff, management reduced that number to 18 hours per semester. Recently we reduced the number of permissible overload courses to two, and the number of course preparations to three. There is nothing in research literature of which we are aware which demonstrates that any particular teaching load is ideal in terms of effective pedagogy in any particular circumstance. We are not aware of any findings by the review teams who visited us of weak teaching or inadequate faculty performance of their responsibilities which can be empirically shown to be linked to any particular teaching load at our institution.

Interboro believes that in the end it is a postsecondary institution's responsibility to determine for itself how to deliver instruction. This idea is widely held among all colleges and universities and generally acknowledged by government agencies in this country. Many of our faculty teach or have recently taught at other New York City area

colleges. We know through them that while there is considerable variation among those colleges, most like ours, have similar course loads and that indeed several colleges require higher loads than ours, and permit more overloads.

Should the college be required to adopt a different standard, the effects would be several:

(a) Tuition at Interboro is currently set at a level allowing most poor students to avail themselves of state and federal grant programs and matriculate without loans.
The economic impact of suddenly reducing the teaching load for the entire full-time faculty by one course, while holding salaries constant, would cost approximately a half a million dollars on top of the other increases already committed to by the college Tuition would need to be increased.

Interboro serves students from the most at-risk economically disadvantaged population in New York State. Many students would be forced to take out loans. For these students, high loans should be avoided whenever possible, to finance the first college years. Many economically disadvantaged students are very concerned regarding assuming debt to finance college, so much so they will sometimes avoid college altogether as a result.

In addition, these students are often at risk of either dropping out or frequently staying out of college for lengthy periods of time, during which college loans would fall due, with the student, not yet having finished the degree, with limited means of repayment.

(b) If the overload limit were reduced by even one course, only two scenarios are possible: If faculty salaries were held constant, the economic impact would be the same as above. If faculty compensation were reduced by the fewer overloads, because of the very high cost of living in New York City, most faculty would be forced either to seek overload teaching at other institutions, taking away from their available time to spend with students or in governance activities, or would leave the college when they could to seek employment elsewhere. Neither outcome is desirable.

We share with the Department a desire to see our students do well and in many, many ways will strive to bring that about. In our experience the load and overload standards we now have permit faculty to perform properly all of their classroom and governance responsibilities.

The Effectiveness Plan will comment further on this issue, including describing how we are researching practices in the field and looking for ways to test efficacy of faculty at different intensities of instruction. The Institute will continue to evaluate the issue as part of our self-assessment protocols of demonstrated effectiveness.

RESOURCES

Regulations of the Commissioner of Education

§52.2(a) Resources. The institution shall:

(1) possess the financial resources necessary to accomplish its mission and the purposes of each registered curriculum;

(2) provide classrooms, faculty offices, auditoria, laboratories, libraries, audiovisual and computer facilities, clinical facilities, studios, practice rooms, and other instructional resources sufficient in number, design, condition, and accessibility to support the curricular objectives dependent on their use;

(3) provide equipment sufficient in quantity and quality to support instruction, research, and student performance; and

(4) provide libraries that possess and maintain collections sufficient in depth and breadth to support the mission of the institution and each registered curriculum. Libraries shall be administered by professionally trained staff supported by sufficient personnel. Library services and resources shall be available for student and faculty use with sufficient regularity and at appropriate hours to support the mission of the institution and the curricula it offers.

Department Concerns:

Book Collection. Although the libraries have a collection development policy, the librarians need to re-evaluate whether current library resources provide a collection that meets the needs of the curricula and other information needs of students, and make appropriate investments.

Prior to the start of the fall 2006 term, the library at each campus must have on shelf a focused high quality print collection, including journals. The collection must support general education, skills development, and each curriculum offered in whole or part at that campus. The Institute should make collection development a priority, with a goal of at least five volumes per student and at least 5000 volumes related to Interboro's curricula at each campus and an expectation of continuous improvement.

The Institute should make [*library*] collection development a priority, with a goal of at least 5 volumes per student.... A report...should describe...for each campus, the books that have been acquired, the books that have been ordered, and the budgetary commitments that have been made to augment the book collection.

Each campus library will increase its collection by the start of the Fall 2006 semester so that its holdings will meet or exceed the 5,000 book minimum that the State recommends. Interboro has indeed made library development a priority. Over $200,000 was committed to increasing the book collection alone (not including periodicals) this calendar year. Budgets for the year ahead are still in the process of development but the amount for book collections is expected to meet or exceed the current amount.

The library's non-legal book holdings for each campus are approximately as follows:

Main Campus:	4,400
Flushing:	3,000
Wash.Heights:	1,900
Yonkers:	1,800

By the start of the Fall 2006 semester the holdings at each campus library will increase to approximately the following number of books:

Main Campus:	6,900
Flushing:	5,100
Wash. Heights:	5,000
Yonkers	5,300

The library will develop this collection in accordance with its Collection Development Policy (Attachment E of November 19) and by consulting standard bibliographics and standard reference tools such as the following:

Choice
Booklist
Books for College Libraries (ALA)

In addition, in the Fall 2005 semester, librarians at Interboro Institute were assigned to each Academic Department as liaisons to foster cooperation with faculty in developing the book collections specifically for use in the classroom.

As these investments indicate, Interboro is committed to maintaining the level of fiscal resources necessary to place a priority on developing the book collections at each campus library and increase the ratio of books per student to the 5:1 minimum recommended by the State by the Fall 2006 semester, and increase that ratio in subsequent semesters.

Listings of books ordered and delivered in 2005, by location, were forwarded to the Department as part of Attachment F of the November 19 report. Almost all orders are in and catalogued.

Within the context of its review of Interboro's "resources" the Department had determined initially that it would "not approve any additional locations, including Yonkers, as extension centers or branch campuses or review applications for additional programs until Interboro details plans, satisfactory to the Commissioner, and shows evidence of implementing them for investments in staffing and other resources and concomitant changes in practices related to strengthened student persistence and high quality attainment, in the institutional effectiveness plan."

Importantly, however the Department, at Interboro's request reconsidered its denial of extension center status for Yonkers and reaffirmed its decision with the notation that "Should Interboro come into compliance with the Regulations of the Commissioner of Education, it may submit a new proposal for an extension center in Yonkers."

At the meeting between EVCI executives and the Department on December 5, 2005, Assistant Commissioner Joseph Frey confirmed that Interboro could continue to serve its existing student population at its Yonkers site. Until Interboro receives approval for extension center status at its Yonkers site, Interboro will not accept new students which bring the enrollment above 350 course registrations per year.

Interboro accepts these restrictions. As has been conveyed in the past, quite sizable investments have been made in the Yonkers location, including commitments to long-term leases as well as capital equipment, computers, books and furnishings. The location is in the heart of downtown Yonkers where no other postsecondary opportunities are available to a population in need of advancement. Interboro will work hard to bring about the changes needed to have the Yonkers status reconsidered.

CURRICULUM

College Level and Integrity of Credit

Regulations of the Commissioner of Education

52.1(f) Each course offered for credit by an institution shall be part of a registered curriculum offered by that institution, as a general education course, a major requirement, or an elective.

52.2(c)(3) Credit toward an undergraduate degree shall be earned only for college level work. Credit toward a graduate degree shall be earned only through work designed expressly for graduate students. Enrollment of secondary school students in undergraduate courses, of undergraduates in graduate courses, and of graduate students in undergraduate courses shall be strictly controlled by the institution.

52.2(c)(5) The institution shall assure that credit is granted only to students who have achieved the stated objectives of each credit-bearing learning activity.

50.1(o) Semester hour means a credit, point, or other unit granted for the satisfactory completion of a course which requires at least 15 hours (of 50 minutes each) of instruction and at least 30 hours of supplementary assignments, except as otherwise provided pursuant to section 52.2(c)(4) of this Subchapter.

Concerns of the Department

- *Interboro's comprehensive institutional effectiveness plan, due February 1, 2006, must provide, and show evidence of implementing, additional standards, policies and*

processes to assure adequacy in the quality of student learning and consistency in the application of standards. Matters to be considered to this end include:

- *Analysis of the reasons for high failure rates in particular courses and corrective actions, consistent with meeting the expectation of college effort and college-level work.*

- *Stronger quality assurance related to learning outcomes at the course and section level. Extension of practices conducive to this end, such as the development and use of grading rubrics, multiple readers, and post-course administrative and peer reviews of assessed student performance.*

- *Assessments of student learning and teaching effectiveness on a continual basis; increased student and faculty engagement through such feedback devices as "one minute quizzes" in classes and other formative and summative evaluation measures.*

- *Strengthened general skill and personal development components of the educational program in all curricula and courses.*

- *Assessment of courses for consistency of title and content, and appropriate change. (World Literature, which in some sections seems more like Introduction to Literature, is one example.)*

- *Assessment of, and changes to, courses cited in this report as problematic in college-level objectives, content or assignments, (including English Composition I, Computerized Accounting and Introduction to Computer Technology).*

- *Improvement of student awareness, of advanced study opportunities, embedding it in information literacy, career development, academic advising and other points of engagement and communication*

Interboro's Response to the Concerns

The Institute has, in previous correspondence, outlined the steps already taken and to be implemented in response to the Department's stated concerns regarding curriculum. The Comprehensive Effectiveness Plan will also address many of these issues as requested. Taken together, this response and the forthcoming Plan will provide a full understanding of the specific actions to identify courses with high failure rates, to assess the reasons for the failures and to take corrective action.

Specifically, in response to these concerns, Interboro agrees with the Department and holds students to the academic requirements stipulated in the Departmentally generated syllabi for each course. Each department chair, with the help of a faculty committee, will

review final grades. Following that review, each chair will identify those courses with notably high failure rates. For courses with high failure rates, the committee will investigate possible reasons why students were not successful and make appropriate changes to the prerequisites where appropriate. In addition, the Department will relay its findings to the Academic Resource Center so that support material can be created to help students navigate through particularly challenging classes.

In order to ensure quality and learning outcomes at the course and section level, all departments created grading rubrics and trained instructors in the use of the rubrics. A copy of the rubrics is attached. Where possible, such as developmental English classes, multiple readers are used. The Humanities department will expand the use of multiple readers to grade English Composition I final exams starting in the spring 2006 semester. On a regular basis department chairs heading up faculty committees distribute course syllabi to peers for review. Starting in spring 2006, student work will be included in the review packets.

Currently the college has a fairly comprehensive format of assessing student learning on a continual basis. Faculty are committed to the continuous improvement of assessments of student learning and teaching effectiveness. Early assessment of achievement (typically in the third week) has been required for some time, along with traditional midterm and final evaluations. The extent to which course-specific information literacy goals are achieved is assessed by librarians using a common rubric. Where appropriate, courses are evaluated for their contribution to the development of employer-desired skills and assessed accordingly.

At the program level, student achievement is evaluated by careful review of outcomes including graduation rates, licensing pass rates (where applicable), job placement, and transfer to senior college. Employer surveys, graduate satisfaction surveys, and peer review help us to identify areas needing improvement. Essay contests, individual and group presentations, and the Moot Court competition in the paralegal studies program provide additional tools for assessment of student learning while increasing student interest and motivation. As always, we remain committed to external review, having recently gained approval of the paralegal studies program by the American Bar Association , and we are seeking reaccreditation by the Commission on Opticianry Accreditation.

Although much is already in place, the Effectiveness Plan will outline additional assessment activities. At the course level, frequent "one minute" papers will serve to assess learning outcomes for class sessions. We intend to conference with our articulating colleges to track our graduates and their readiness for bachelor's degree study. Capstone courses will serve to hone prescribed graduate competencies.

Instructors have been trained in implementing the following protocols to aid in students' success.

Faculty

1. During the first three weeks of the semester, instructors call or email every student who misses each class (preferably the same day/evening the student misses class). Instructors must:

   A. Find out why the student missed class and strongly encourage attendance.
   B. Attempt to get a preliminary understanding of the student. Offer your support, encouragement, and academic assistance to help the student succeed in your course.
   C. Hand in attendance rosters everyday! Write on the roster the date/time of the telephone call or email and whether a message was left or if you spoke to the students. (State the reason for the absence.)
   D. Have your student fill out the "Student Information Form for Faculty " as soon as possible, which will provide you with more information about each student

2. After the third week of the semester, call or email a student if the student misses two consecutive classes.
3. Speak to the Chairperson or Assistant Chair about class participation as part of a student's final grade. Class participation can include attendance and participation in tutoring if requested by a faculty member.

Tutoring and Development Specialists

1. Give a quiz (or some other assessment) to students no later than the end of the third week of the semester.

   A. Any student who performs poorly should be advised to see a tutor or a developmental specialist as soon as possible. Tutors will be available in the Academic Resource Center (ARC) and in classrooms which will be identified.
   B. Please fill out the "Tutoring Referral Form" in quadruplicate setting forth the assistance the student needs from the tutor.
   C.
      - Keep one copy for your file.
      - Give one copy to student to take to the tutor
      - Give two copies to the Academic Resource Center at the campus at the end of your class (es).

   D. Direct the student to see a tutor within one week-preferably before the next class.
   E. The tutors will sign and date the referral form and state what assistance was provided. Tutors will keep one copy and return a second copy to the faculty mailbox.

F. Faculty should personally meet with tutors as often as possible. The ARC will have all course outlines and syllabi.

G. Faculty should personally spend time outside class with students, especially with those in need of academic support and encouragement.

H. Remind students that class participation includes receiving tutoring that is requested by faculty.

Library

1. Cooperate with librarians when they request to spend approximately 10 minutes introducing themselves to your class.
2. Schedule your class to receive library instruction (specific to the needs of your class) either at the library or in your class, and /or include one or more library assignments in your instructional plan.
   A. Speak to the Chair/Assistant Chair regarding the appropriate amount of time for library instructions for each course. Inform librarian of all library assignments and tell the students to check with librarian for assistance when they do the assignment.
   B. Provide your Chair/Lead the date and time of library instructions for your classes.

A Positive Approach to Classroom Management

3. The positive approach to classroom management. We will have faculty development sessions throughout the semester discussing the importance of reinforcement in the classroom. We will discuss:
   A. Faculty development and strategies to assist all instructors in classroom management.
   B. Techniques for conflict resolution.
   C. Strategies for students and professors working together for academic excellence.

In addition to the above listed items, instructors must provide written meaningful feedback on all students' work in a timely fashion.

The instructor's teaching effectiveness is assessed by the Chair or Assistant Chair of each department. Department Chairs are responsible for assuring that these activities occur in a meaningful way. Full-time faculty are observed and have a consultation with the Chair or Assistant Chair to go over the in-class evaluation once a year. Adjunct instructors are observed every semester. Students assess each course and instructor every semester. Department chairs and assistant chairs review the student feedback and make adjustments to courses where appropriate.

The Department chairs are currently working with the faculty and rewriting all department exams to increase their rigor. Department chairs are consulting with other articulating colleges to make sure that Interboro's outcomes are on par with theirs.

The Humanities department reviewed the suggestions made regarding the World Literature Course. The title of the course is being changed to Introduction to Literature. The Department held a mandatory training session in January before the start of the spring 2006 semester for Introduction to Literature instructors. The training helped to norm good teaching practice.

Strengthened general skill and personal development components of the educational program in all curricula and courses

Recommended by an earlier SED evaluation team, departmental faculty have begun to infuse "skills for success" developed by the Higher Education Forum of the American Council on Education and the National Alliance for Business (known as the SCANS list) into the goals and objectives of our career courses. These skills include leadership, teamwork, problem solving, time management, self-management, adaptability, analytical thinking, global consciousness, and basic communications including listening, speaking, reading and writing. A sample report (submitted by the Department of Law) is attached as Attachment 9. We will work to embed goals for general skill and personal development in all curricula and courses, and will include this initiative in our Effectiveness Plan.

Assessment of, and changes to, courses cited in this report as problematic in college-level objectives, content or assignments, (including English Composition I, Computerized Accounting, and Introduction to Computer Technology).

Significant changes have already been made to English Composition I. Please see the attached course syllabi (Attachment 7). The text has been changed to reflect a higher level of critical reading. The English Composition I and II courses are currently being reviewed and the Department is discussing the inclusion of more writing assignments. These changes will be introduced by the summer 2006 semester.

With respect to SED's findings following the extensive peer review that occurred last spring, almost all of our courses were judged to be creditworthy. Creditworthiness has been, and continues to be, an important matter for us, considering that the currency of our credit is key to our graduates' success and our ability to partner with senior colleges. The faculty are concerned that some evaluators saw a need for more rigor and better outcomes. We consider this a serious matter and have begun a comprehensive review of the courses in question using the following methods, and making adjustments when necessary:

Review of departmental syllabi for course expectations
Review of course materials
Committee review of completed work and instructor grading for norming

Additional peer review of materials, including student work
Discussions with academic departments at our articulating colleges
Review and comparison of our graduate's transcripts with their attainment in senior college

Improvement of student awareness of advanced study opportunities, embedding it in information literacy, career development, academic advising and other points of engagement and communication.

Considering the number of students interested in continuing their studies upon graduation, we understand the need to communicate existing opportunities and potential ones to students in a number of ways. As a strategy in the Effectiveness Plan, we will embed the information in many points of engagement including in our student handbook, in our capstone courses, and through goals for information literacy, in order to complement and enhance the work of our transfer, career, and academic advisors.

ADMINISTRATION

Regulations of the Commissioner of Education

Responsibility

52.2(e)(2 Within the authority of its governing board, the institution shall provide that overall educational policy and its implementation are the responsibility of the institution's faculty and academic officers. Other appropriate segments of the institutional community may share in this responsibility in accordance with the norms developed by each institution.

Department Concerns

There does not appear to be a functioning Faculty Senate or comparable body to discuss committee recommendations, consider issues transcending individual committees, or endorse committee recommendations as coming from the faculty.

Interboro must establish a body, such as a faculty senate, in which faculty are the majority, and key academic leaders…are members. Interboro must implement these changes within 30 days.

Interboro's Response

Interboro has created an Academic Council in furtherance of the requirements set out in the Commissioner's Regulation 52.2 (e), which requires an academic policy-making body of which a majority are faculty members. At Interboro the faculty are organized into strong departments. Every full and adjunct faculty member has an equal vote. The

Departments determine curriculum, texts, methodologies and outcomes. New courses begin at the Department level and then are approved by a faculty committee.

The makeup of the new Academic Council is as follows:

Administration (9)
Academic Vice President (also a department chair)
2 Assistant Vice Presidents (both chairs)
Chief Librarian
Director of Learning Centers
4 Chairs

Faculty (26)
Elected by their departments:
Accounting (2)
Business Management (2)
OPT (1)
Security Management (1)
Paralegal Studies (2)
Social/Natural Sciences (2)
Humanities (2)
Mathematics (2)
Office Technologies (2)

At large (2)
Assistant Chairs (8)

While Assistant Chairs might be considered partially administration, they each teach four courses and are more appropriately considered as faculty. At many institutions, Department Chairs are considered faculty as well.

Interboro believes that the Academic Council meets the requirements of Regulation 52.2(e). This is an area where institutions need some flexibility to develop solutions which best suit local circumstances while meeting the regulatory requirements. In the Effectiveness Plan Interboro will, as requested, provide evidence it has established such a body, including a list of members and leadership, and a copy of its rules of operation.

Regulations of the Commissioner of Education

52.2(a)(7) Each member of the faculty shall be allowed adequate time, in accordance with the faculty member's responsibilities, to broaden professional knowledge, prepare course materials, advise students, direct independent study and research, supervise teaching, participate in institutional governance and carry out other academic responsibilities, appropriate to his or her position, in addition to performing assigned teaching and administrative duties.

Department Concerns

Additional oversight and control is needed; faculty leaders and senior faculty may be over-extended in their responsibilities, such as faculty evaluations or pre-review of examinations.

Interboro's Response

In response to this stated concern, Interboro has created the new positions of Director of Academic Administration at the Main Campus and an Assistant Center Director at Washington Heights with extensive faculty experience, as part of its plan to address these concerns. Interboro will submit, as part of its Comprehensive Institutional Effectiveness Plan, as requested, "a status report on the establishment and filling of [the newly established positions in academic administration], along with position descriptions demonstrating that the academic administrative duties cited are being assumed by these individuals. It must also present evidence that its new release time policy has been established and implemented."

POLICIES

Regulations of the Commissioner of Education

52.2(e)(3) The institution shall establish, publish and enforce explicit policies with respect to:

(i) academic freedom;

(ii) the rights and privileges of full-time and part-time faculty and other staff members, working conditions, opportunity for professional development, workload, appointment and reappointment, affirmative action, evaluation of teaching and research, termination of appointment, redress of grievances and faculty responsibility to the institution; and

(iii) requirements for admission of students to the institution and to specific curricula, requirements for residence, graduation, awarding of credit, degrees or other credentials, grading, standards of progress, payment of fees of any nature, refunds, withdrawals, standards of conduct, disciplinary measures and redress of grievances.

52.2(e)(4) Academic policies applicable to each course, including learning objectives and methods of assessing student achievement, shall be made explicit by the instructor at the beginning of each term.

Department concerns

In its comprehensive institutional assessment plan, due February 1, 2006, Interboro must provide published policies on all matters cited in 52.2(e)(3)(ii) that are in accordance with the requirements of 52.2(b).

The Department directs the Institute to adopt [*standards relating to the rights and privileges of faculty*].

Interboro's Response

The Department has in general accepted Interboro's responses regarding these specific concerns, and notes that Interboro is expected to "establish, publish and enforce" those items listed in (ii) above. The rights and privileges of full and part faculty are currently published in the faculty handbook (Attachment G). All other staff members are governed by the employee manual and in some case the union contract.

- ✓ Working Conditions: The faculty responsibilities are discussed in paragraph 2.6. The services available to our faculty are defined in paragraph 5.0 et. seq.
- ✓ Professional Development: Scholarly and Professional Growth is discussed in paragraphs 2.6, 2.7 and 4.7.
- ✓ Faculty workload: The faculty course loads and preps are discussed in paragraphs 2.4 and 2.5, respectively.
- ✓ Appointment: Faculty appointment is discussed in paragraph 2.3.
- ✓ Affirmative Action: Interboro does not have an affirmative action plan. Our Non Discrimination policy is found in paragraph 4.10, our Non Harassment Policy is set forth in paragraph 6.0, and our Sexual Harassment Policy is set out in paragraph 7.0.
- ✓ Evaluation of Teaching: Faculty evaluations are discussed in paragraphs 4.8, 4.9, and 4.11.
- ✓ Termination of Employment: Termination is discussed in the introduction to the manual and paragraphs 2.6, 6.0, 7.0.and 8.0.
- ✓ Redress of Grievances: Grievances are discussed in paragraph 4.11.
- ✓ Faculty Responsibility to the Institution: Faculty responsibilities are set forth in paragraph 2.6.

Interboro commenced negotiations with our faculty union on Monday December 12, 2005. We believe that the current manual will be complemented by addition clarification of the faculty's rights and privileges.

General Considerations

Subsequent to Interboro's receipt of the Final Report, in a meeting in Albany Assistant Commissioner Joseph Frey set out a series of key issues to be considered in this process. They have been generally covered through the commentary above.

1. **Admissions. Interboro must have appropriate measures to determine if an applicant is ready for college-level work.**

Interboro has conveyed to the Department the document entitled Revised Admissions Screening Procedures (Attachment A) which sets out new policies to be used in admitting or denying applicants for admissions. It proceeds from the basis, established in the

literature, that among a group of applicants like those who want to attend Interboro, provided all pass an ability-to-benefit test, it is psycho-social variables which are the most predictive of ultimate success or failure. It makes extensive use of professional judgments about the likelihood of a student's completing the program of study based on psychological and sociological variables. New staff are being hired and trained for the second level of screening. Because the approach hinges on the ability of interviewers to make informed judgments, intensive training conducted by our consultants began for all Admissions Associates on Friday, December 9.

A portion of the Spring class will be accepted using the new techniques and they will be closely tracked against the rest of the class. Using what findings are available by midterms, the process will be modified and fully implemented for the summer class and beyond.

2. **Attendance. Attendance is critical to student success.**

See material in the response above on attendance policies:

- Page 12, early deregistration of students from courses
- Page 11, makeup class policies
- Pages 27-28, faculty reinforcement of attendance

3. **Standards of Academic Progress. Are the current ones appropriate to determine success?**

Interboro's standards of academic progress are similar to those of many other colleges. Federal and state strictures prevent much departure from a fairly standard model. Some models from other colleges are attached for comparison (Attachment H of November 19 draft report).

4. **Faculty Workload. Is 24 credits per term too much?**

This is discussed in several places in above response, including comments on

- Page 21, measuring effect on pedagogy and governance
- Pages 21, institutional flexibility
- Page 22, economic issues

5. **Rigor of Student Work. Should students be required to accomplish more to earn a passing grade?**

This did not appear to be a major issue from the review teams, although some individual courses were questioned. This is scheduled to be addressed in the Comprehensive Plan. Also, Department chairs are currently working with their faculty and rewriting exams for rigor. Department chairs are consulting with other articulating colleges to ensure that Interboro's outcomes are on par with theirs.

6. **Persistence. What should be done to assure that more students continue in the academic sequence?**

We believe this is bound up in large questions of institutional support for students, customer service, facilities issues, student financial circumstances and the job market, and careful and effective counseling. In this document, see especially

- Page 27, minimum performance standards and teaching effectiveness
- Pages 15-18, better academic support and remediation
- Pages 11-12, attendance standards
- Pages 20-21, faculty staffing

In addition, a new coordinated and intensive approach to freshman retention has been implemented. The FACES (Faculty and Colleagues Empowering Students) Project has been designed to provide a safety net for at-risk students in their first year of study in college. The project draws on a mentoring model, employs block scheduling, and utilizes the concept of learning communities. Full-time faculty mentors are assigned a limited number of members of an entering cohort primarily on the basis of declared major. Faculty mentors are supported by Team Leaders (chosen from departmental academic leadership), Campus Leaders, and Project Managers who facilitate interventions related to academic support, advisement, and counseling. Mentors report weekly on a host of issues determined to impact the student's potential to persist. See Attachment 8.

To be discussed also in the Comprehensive Plan.

7. **Internal Controls. In light of recent events, what can be done to reduce the likelihood of non-compliance, including fraud?**

EVCI has created a new position at the corporate level, Assistant Vice President for Compliance, to supplement the Audit Manager at Interboro. One of her first assignments is to establish an internal affairs operation to provide independent oversight of operations at the colleges where compliance issues are vital.

This will be accomplished in part through the use of undercover operatives ("shoppers"), in conjunction with one or more private investigation firms, who will report on compliance issues for every area of student service, at every college location.

8. Does Interboro have sufficient concern for the limited amount of TAP entitlement each student has?

Interboro policies are constructed to protect as much as possible each student's TAP eligibility, recognizing the eight-semester lifetime limit for achieving a bachelor's degree.

Once a student has established a record of attendance in courses which together constitute a full-time load for purposes of TAP awards, a college may draw down the full award for that student. However, at Interboro there is a recognition that not infrequently students who begin the term do not continue to completion for non-academic reasons. Generally these reasons are related to the student's life circumstances, and have to do with family health matters, job demands, or housing difficulties.

When the college becomes aware that a student who began the term and qualified for full TAP has ceased going to classes within the first few weeks, and is not going to return for

rest of the semester, rather than keeping the TAP payment, which it is entitled to do, Interboro returns the money to the Higher Education Services Corporation. By this means a full semester of TAP support has been saved for the student to use at Interboro or another institution when he or she is ready to resume studies.

If a student enters the final term before graduation requiring only one or a few courses to satisfy graduation requirement, such a student is not eligible for TAP. In these circumstances, provided the student has an appropriate grade point average, and in recognition of the extremely limited financial resources available to our students, the college has in place a program through which institutional resources are made available to help pay for the tuition charge for the student, permitting them to enroll and graduate.

Attachment ?

FACES Project
Faculty and Colleagues Empowering Students
Spring 2006

The FACES Project has been designed to provide a safety net for at-risk students in their first year of study in college. The project draws on a mentoring model, employs block scheduling, and utilizes the concept of learning communities. Full-time faculty mentors are assigned a limited number of members of an entering cohort primarily on the basis of declared major. Faculty mentors are supported by Team Leaders (chosen from departmental academic leadership), Campus Leaders, and Project Managers who facilitate interventions related to academic support, advisement, and counseling. Mentors report weekly on a host of issues determined to impact the student's potential to persist. A "war room" is established on each campus where progress is charted. Team Leaders, Campus Leaders, and Project Managers report to the president on the progress of each member of the cohort. An action plan, involving the appropriate campus office, is devised.

Thematic material (described later in this document) is infused throughout coursework, in student life activities, and in academic support areas including Learning Centers and Libraries.

Roles are described below:

Responsibilities of Mentors

All full-time faculty on all campuses

- Make multiple contacts each week
  Face to face, telephone, email, post card
- Track attendance of each student (provided by IT)
- Track academic progress of each student by interfacing with student's instructors
- Report on Wednesdays to team leader, campus leader, project managers utilizing reporting form
- Report weekly findings on Wednesdays to team leaders, campus leader, project managers, ARC Director

Responsibilities of Team Leaders

Main Campus	Flushing	Washington Heights
Bajwa	Marquardt	Bickford
Clark	Murawski	Green
Lacsamana	Schorr	Kadian
Reddy	Tsang	
Sredevi		

- Contact caseload of mentors weekly
- Report on Thursdays by 3:00 pm to campus leader, project managers on persistence
- Secure names of those not attention or in academic jeopardy
  Intervene on behalf of identified students
  Report names to campus leaders and project managers
- Manage and evaluate effectiveness of mentors
  Speak with each mentor at least weekly

Identify specific issues
Identify trends re: mentors
Assist in referral to tutor, developmental specalist, advisor, counselor

- Summarize caseload

Campus Leaders

Main Campus	Flushing	Washington Heights
Agnello	Ariot	Stalcup
Sheth		

- Manage caseload of team leaders
  Speak with team leaders at least weekly
  Identify specific issues
  Identify trends
  Assist in referral to tutor, developmental specalist, advisor, counselor
- Provide project managers up-to-date accounting on Thursday evenings
- Recommend intervention actions
- Update War Room

Project Managers
Kornbluth
Maggs
Tachauer
Weinberger

- Monitor persistence and academic progress of the campuses
- Monitor War Room
- Report progress toward persistence goals to the president on Fridays
- Provide support to Campus Leaders

AVP Student Affairs

- Create student activities around thematic topic(s)
- Review list of students in danger of withdrawing
- Match academic advisors to students in jeopardy
- Manage advisors
- Update War Room

Advisors/Counselors

Main Campus	Flushing	Washington Heights
Baskerville	Zahariadis	Jaramillo
Robertson		

- Schedule conferences with students face to face
- Advocate for students to overcome obstacles
- Attend meetings as required
- Report to AVP on weekly basis
- Meet with all cohort members twice per semester

Director of ARC

- Review list of students in academic jeopardy
- Match student with best academic support person (tutor, developmental specialists)
- Provide tutoring report to mentors

- Update War Room
- Manage tutors/specialists
- Promote theme

Tutors/Developmental Specialists

Main Campus	Flushing	Washington Heights
Britt	David	Bailey
Coakley	Gilgeous	DeJesus
Daniels	Hilaire	Giustra
Jehle	Rajpaul	Ramos
Rubin		
Stone		

- Design action plan for student's additional study
- Submit plan to ARC Director
- Attend meeting as required
- Document progress in Contact Manager

Director of Libraries

- Create activities around thematic topic(s)
- Provide academic support as needed
- Serve as academic resource for faculty, specialists, tutors

IT

- Provide schedules of students assigned to cohorts
- Provide lists of freshmen by major
- Provide weekly attendance information, by student, to mentor
- Provide midterm grade report to mentor

Thematic Material

A central theme has been developed for the Spring 2006 entering cohort. This will help to link classes and create a coherent interdisciplinary experience. The theme for the Spring 2006 semester is, "How can an education help your future?" The theme will be reflected in coursework, student life, and by academic support services.

Schedule of Meetings on Main Campus

February 3, 2006	Convocation/Team meeting #1
February 24, 2006	Team meeting #2
March 10, 2006	Dept meetings /Team meeting #3
March 31, 2006	Team meeting #4
April 21, 2006	Dept meetings /Team meeting #5
April 28, 2006	Team meeting #6